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                                                                Exhibit 99.1

[ibis LOGO]

COMPANY CONTACTS:
Debra L. Nelson                            Al Alioto
Chief Financial Officer                    Vice President, Sales and Marketing
Ibis Technology Corporation                Ibis Technology Corporation
Tel: +1 (978) 777 4247                     Tel: +1 (978) 777 4247
                                           or +1 (831) 662 9100

AGENCY CONTACT:
Courtney Roskilly                          Charla Jones
Account Executive                          VP, Northeast Regional Manager
Loomis Group                               The Loomis Group
Tel: +1 (617) 638 0022                     Tel: +1 (617) 638 0022
Fax: +1 (617) 638 0033                     Fax: +1 (617) 638 0033
Email: courtney@loomisgroup.com            Email: charla@loomisgroup.com

                 IBIS TECHNOLOGY INSTALLS SIMOX-SOI IMPLANTER AT
                          MITSUBISHI MATERIALS SILICON

            MITSUBISHI BECOMES ADDITIONAL SOURCE FOR SIMOX-SOI WAFERS

DANVERS, Mass., July 16, 2001 -- Ibis Technology Corporation (NASDAQ: IBIS), the leading provider of SIMOX-SOI wafers and equipment for the worldwide semiconductor industry, today announced the installation and qualification of an Ibis 1000 implanter at Mitsubishi Materials Silicon Corporation (MSIL), creating an additional manufacturing source for SIMOX-SOI substrates.

Mitsubishi purchased the implanter as part of a long-standing, strategic partnership with Ibis that includes a process licensing agreement covering certain Advantox(R) SIMOX-SOI wafers. In addition, Mitsubishi recently announced a licensing agreement for the use of IBM's proprietary SIMOX process for the production of Modified Low Dose (MLD) wafers. Originally purchased in 1998, the Ibis 1000 implanter has been operating within Ibis' Danvers facility until its recent shipment to Mitsubishi's Noda wafer manufacturing facility in Chiba, Japan.

"This agreement with Mitsubishi is another example of Ibis' commitment to ensure wide-spread availability of SIMOX-SOI in response to the semiconductor industry's need for advanced performance essential to future device generations," said Martin Reid, president and CEO of Ibis. "As a result, chipmakers in Japan and the Pacific Rim region now have a local manufacturing source for SIMOX wafers."

The Ibis 1000 installation marks the establishment of the first SIMOX-SOI manufacturing facility in Japan for Ibis' SIMOX-SOI process. According to Masaki Morikawa, managing director of Mitsubishi Materials Silicon's production division, Mitsubishi plans to make significant investments to bring the 200 mm and 300 mm SIMOX-SOI technology to volume production levels.


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"With the installation of the Ibis 1000, Mitsubishi is able to establish direct
SIMOX-SOI manufacturing operations in Japan for production of all types of SIMOX wafers," Morikawa noted. "This expands our role as the major SIMOX representative in Japan, and supports our goal of providing the highest quality wafers to our customers."

Ibis is dedicated to expanding availability of SIMOX-SOI technology worldwide. The company recently launched an expansion of its Danvers wafer facility and maintains a global marketing alliance with MEMC Electronic Materials for its entire SIMOX-SOI wafer product line, including the Advantox(R) MLD wafers, which are manufactured using an IBM-licensed process.

SIMOX (Separation by IMplanted OXygen) is a process of implanting oxygen to create a thin insulating layer just below the surface of a silicon wafer. These SOI (Silicon on Insulator) wafers offer significant performance advantages for advanced semiconductor devices.

ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is the leading provider of SIMOX-SOI wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

"Safe Harbor" Statement: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the impact of the Mitsubishi and MEMC alliances to Ibis' business, the semiconductor industry's adoption of SOI technology and the benefits of the Company's Advantox wafer product line. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of July 16, 2001 and Ibis undertakes no duty to update this information unless required by law.

Advantox(R) is a registered trademark of Ibis Technology Corporation.



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